May 17, 2010

LIN TV Corp.
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903

Ladies & Gentlemen:

We have acted as counsel to LIN TV Corp., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of 4,350,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), issuable under the Company’s amended and restated 2002 Non-Employee Director Stock Plan, amended and restated 2002 Stock Plan, and 2010 Employee Stock Purchase Plan (collectively, the “Plans”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that, when (i) the proceedings that we contemplate being taken prior to the issuance of the Shares have been completed and (ii) the terms of the issuance and the sale of the Shares have been duly established in conformity with the Company’s Second Amended and Restated Certificate of Incorporation and the Plans, the Shares, when duly issued and paid for in accordance with the terms of the Company’s Second Amended and Restated Certificate of Incorporation, the Plans and any individual agreements relating to such Shares, will be validly issued, fully paid and nonassessable.

We are members of the bar of the District of Columbia.  We do not express any opinion herein on any laws other than the law of the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP